UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report:

February 7, 2019

(Date of earliest event reported)

Golden Queen Mining Co. Ltd.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-21777

British Columbia, Canada	Not Applicable
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

#2300 – 1066 West Hastings Street, Vancouver, British Columbia, Canada, V6E 3X2

(Address of principal executive offices, including zip code)

(778) 373-1557

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into Material Definitive Agreements

Golden Queen Mining Co., Ltd. (the “GQM”) entered into a Share Purchase Agreement dated February 7, 2019 (the “Purchase Agreement”), with Estate of Landon Thomas Clay, Thomas M. Clay, Lavinia D. Clay, Cassius M.C. Clay, Landon H. Clay, Richard T. Clay, Jonathan Clay, James Clay, Clay Family 2009 Irrevocable Trust, LTC 2009 Irrevocable Trust, EHT, LLC, Monadnock Charitable Lead Annuity Trust dated May 31, 1996, Arctic Coast Petroleums, Ltd., and 933 Milledge, LLC (the “Purchasers”).

Purchase of Acquired Assets

Under the terms of the Purchase Agreement, the Purchasers agreed to purchase all of the outstanding shares (the “Acquired Assets”) of Golden Queen Mining Holdings Inc. (the “GQM US”), an indirect, wholly owned subsidiary of GQM through Golden Queen Mining Canada Ltd. (“GQM Canada”), subject to the terms of the Purchase Agreement (the “Transaction”). GQM US holds a 50% interest in Golden Queen Mining Company, LLC (the “LLC”), the owner of a 100% interest in the Soledad Mountain Project, located at Soledad Mountain, Mojave Mining District, Kern County, California. The Purchasers shall acquire only the Acquired Assets and not any other assets of GQM or any subsidiary (each, a “GQM Subsidiary”) and shall not assume or be liable for any debt or other liabilities of GQM or any GQM Subsidiary (except for the loans to GQM made under the Second Amended and Restated Term Loan Agreement dated as of November 21, 2016 among GQM as borrower and, The Landon T. Clay 2009 Irrevocable Trust Dated March 6, 2009 and the Clay Family 2009 Irrevocable Trust Dated April 14, 2009 as lenders, and amendments thereto (the “GQM Loan”) tendered by the Purchasers by Loan as part of the Purchase Price below).

Special Committee Recommendation

A committee comprised of independent members of Golden Queen’s board of directors, being Paul Blythe, Bryan Coates and Bernard Guarnera (the “Special Committee”), was constituted to, among other things, review and evaluate the terms of the proposed acquisition by the Purchasers and other alternatives and to make a recommendation in respect of the Transaction and other related matters. The Special Committee engaged Ernst & Young LLP (“EY”) to provide a formal valuation and fairness opinion with respect to the Transaction (the “EY Formal Valuation and Fairness Opinion”) as required by Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”). Prior to entering into the Agreement, the Special Committee received a preliminary EY Formal Valuation and Fairness Opinion that concluded that in EY’s opinion, and based upon and subject to the assumptions, limitations and qualifications set forth therein, the Transaction is fair from a financial point of view to the GQM shareholders, other than the Purchasers.

Following an extensive review and analysis of the Transaction and the consideration of other alternatives, the Special Committee, after receiving advice from its legal and financial advisors, and following receipt of the preliminary EY Formal Valuation and Fairness Opinion, unanimously approved the Transaction and recommend that the GQM shareholders vote in favour of the Transaction. Thomas Clay recused himself from all discussions of the Transaction and has resigned as a director and officer of the Company prior to it entering into the Agreement.

Purchase Price

Purchasers by Loan, Shares and Cash (as set forth below) agreed to purchase the Acquired Assets for the following consideration (the “Purchase Price”):

1.	Purchasers by Loan (LTC 2009 Irrevocable Trust, Clay Family 2009 Irrevocable and EHT, LLC) shall tender and exchange all principal and interest due under GQM Loan, expected to be approximately $26.6 million on the Closing Date, and all warrants to acquire GQM’s Shares;

2.	Purchasers by Shares (Thomas M. Clay, Estate of Landon T. Clay, Lavinia D. Clay, Cassius M.C. Clay, Landon H. Clay, Richard T. Clay, Monadnock Charitable Annuity Lead Trust dated May 31, 1996, Arctic Coast Petroleums Ltd., EHT, LLC, Jonathan Clay, 933 Milledge, LLC and James Clay) shall tender and exchange 177,701,229 of GQM’s Common Shares.

3.	Purchasers by Shares and Loan shall also tender and exchange all outstanding options and warrants to acquire GQM’s Common Shares held by the Purchasers by Shares and Loan, respectively.

4.	Purchasers by Cash shall deliver to GQM $4.25 million cash.

Contingent Payment

If at any time prior to June 30, 2020, (a) the Purchaser sells, transfers or assigns the Acquired Assets; (b) GQM US sells, transfers or assigns its 50% ownership interest in the LLC; or (c) the LLC sells, transfers or assigns its interest in the Soledad Mountain Project, for net proceeds greater than US$55 million (subject to adjustment in certain circumstances), the Purchaser agrees to pay the Company an amount equal to 20% of such excess proceeds in accordance with the Purchase Agreement.

Go-Shop Period

Until April 1, 2019 (the “Go-Shop Period”), GQM may continue to (i) make solicit initiate or encourage inquiries from or submissions of proposals or offers from any other person which would result in the acquisition of GQM or any material portion of the assets of GQM, GQM Canada, GQM US and/or the LLC (an “Acquisition Proposal”), (ii) participate in any discussions or negotiations with such person regarding an Acquisition Proposal or otherwise cooperate in any way with or assist or participate in, facilitate or encourage any effort or attempt by any other person to do or seek to do any Acquisition Proposal. If GQM notifies the Purchaser within the Go-Shop Period that it has received an Acquisition Proposal and the Board of Directors of GQM (the “Board”) reasonably determines that the alternative offer is superior to that proposed by the Purchaser (a “Superior Offer”), the Purchaser shall have the right to match any Superior Offer in accordance with the terms and conditions set forth in the Purchase Agreement.

Exclusivity

Upon expiry of the Go-Shop Period and until the Closing (the “Exclusivity Period”), neither GQM nor any of its representatives or shareholders shall, directly or indirectly, in any manner (nor permit any Subsidiary) to (a) entertain, solicit or encourage, (b) furnish or cause to be furnished any information to any persons (other than the Purchasers or its representatives) in connection with, or (c) negotiate or otherwise pursue, an Acquisition Proposal. GQM shall immediately notify the Purchaser in writing of (i) the receipt during the Exclusivity Period and until the Closing of any proposal for an Acquisition Proposal or any requests for any information relating thereto and (ii) the terms of any such Acquisition Proposal.

Break Fee

In the event a Superior Offer is accepted by GQM and the Agreement is terminated, a break fee of $1 million shall be payable to the Purchasers.

Shareholder Approval

The Transactions require approval of the GQM Shareholders of (i) 2/3 of the votes of the GQM Shareholders and (ii) a majority of the votes of the GQM Shareholders (excluding the Purchasers) in accordance with MI 61-101, in each case present in person or represented by proxy at the Shareholder Meeting (the “Required Shareholder Vote”). Each of GQM and the Board shall use its commercially reasonable efforts to hold a special meeting of GQM’s shareholders (the “Shareholder Meeting”) and to obtain the Required Shareholder Vote in accordance with applicable law as soon as possible but in any event within 45 days of the expiry of the Go-Shop Period. Each of GQM and the Board shall use its commercially reasonable efforts to support and endorse the Transaction. GQM will prepare, in consultation with the Purchaser, all materials required for such Required Shareholder Vote, including proxy circulars, formal valuations and fairness opinions, and to provide support for the Transaction, regardless of the progress of any alternative discussions within the Go-Shop Period.

Loan Extension

Until the Closing, the Purchasers by Loan shall extend and waive any payment obligations under the GQM Loan, including but not limited to payments of principal, interest and applicable fees, of GQM, GQM US, GQM Canada or the LLC such that any and all amounts owing to the Purchasers by Loan shall be due and payable in full on the Closing Date; provided that, on the Closing Date, the Purchasers by Loan shall tender and exchange all amounts owing under the GQM Loan to GQM for cancellation. In the event that the Required Shareholder Vote is not obtained at the Shareholder Meeting or the Purchaser Agreement is terminated for any reason, all amounts owing under the GQM Loan shall immediately become due and payable in full.

Resignation of Thomas M. Clay

Prior to the execution of the Purchase Agreement, Mr. Thomas M. Clay resigned as Chairman of the GQM Board and as GQM’s Chief Executive Officer and from the board of directors and all managerial positions with GQM, GQM Canada and GQM US, as applicable. Mr. Clay will be reinstated as to such positions should the Transaction be terminated for any reason prior to Closing.

Consents and Approvals

GQM and the Purchaser shall obtain all necessary approvals and consents for the sale of the Acquired Assets to the Purchasers required from third parties to GQM’s material contracts and any court, regulatory or governmental authorities as may be required in connection with the Transaction, on terms and conditions satisfactory to GQM and Purchaser, acting reasonably, including applicable securities law and Toronto Stock Exchange (“TSX”) policies.

Closing Conditions

The transaction is subject to the following closing conditions:

1.	Representations and warranties shall be true and correct in all material respects as of the date hereof and the time of Closing;

2.	There shall have been no governmental order or legal proceedings commenced or threatened in writing enjoining, preventing or restraining the completion of the Transaction;

3.	All required consents and waivers shall have been obtained from third parties, court, governmental authorities and regulators, including the TSX;

4.	Required Shareholder Vote shall have been obtained;

5.	Approval from the Board of Directors (and Special Committee, as applicable) of GQM and the Purchaser (as applicable);

6.	Shareholders of GQM shall not have exercised dissent rights representing more than 5% of the issued and outstanding Common Shares of GQM; and

7.	No changes to law that has the effect of making the purchase of the GQM US Shares as set out in the Agreement illegal or otherwise preventing or prohibiting the purchase of the GQM US Shares by the Purchaser.

Covenants

GQM and the Purchaser agreed to customary covenants for transactions of this type, including:

•	Until Closing, the parties shall perform all obligations required to be performed by it under the Purchase Agreement, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective the transactions contemplated in the Purchase Agreement, and without limiting the generality of the foregoing.

•	Until Closing, GQM shall cause GQM US to operate its business in the ordinary course of business in compliance with applicable law and consistent with past practice.

•	Each of the Parties shall use all commercially reasonable efforts to obtain, at or prior to the Closing, all consents, regulatory approvals and any necessary approvals from governmental authorities including the approval of any significant GQM shareholder or groups of GQM shareholders of the Transaction.

•	The parties shall treat confidentially and not disclose, and shall cause each of its representatives to treat confidentially and not disclose, other than as expressly contemplated by the Purchase Agreement or as required by applicable laws or the TSX, any confidential information of the other party.

Taxation

The Transaction is to be structured on a tax efficient basis for both GQM and the Purchasers.

Expenses

Each of the Purchasers and GQM will be responsible for its own expenses incurred in connection with the Transaction, whether or not the Transaction is consummated.

A copy of the Purchase Agreement is filed as an exhibit to this Form 8-K and incorporated herein by reference. The description the Purchase Agreement is a summary of the terms of such agreement, and is qualified in its entirety by reference to the text of these agreements or instruments.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective February 7, 2019, Thomas M. Clay resigned as a director and Chairman of the Board and as Chief Executive Officer of GQM and from all Board and managerial positions with GQM, GQM Canada and GQM US, as applicable. Under the terms of the Purchase Agreement, Mr. Clay will be reappointed as a director and Chairman of the Board and as Chief Executive Officer of GQM should the Transaction be terminated for any reason prior to Closing.

Item 9.01 Financial Statements and Exhibits.

(d)        Exhibits

Exhibit No.	Description

10.1	Share Purchase Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN QUEEN MINING CO. LTD.

Date: February 11, 2019
	By:	/s/ Brenda Dayton
Brenda Dayton
Corporate Secretary